Exhibit 99.1

The Home Depot Announces Fourth Quarter and Fiscal 2020 Results;
Increases Quarterly Dividend by 10 Percent

ATLANTA, February 23, 2021 -- The Home Depot®, the world's largest home improvement retailer, today reported fourth quarter and fiscal 2020 results.

Fourth Quarter 2020

Sales for the fourth quarter of fiscal 2020 were $32.3 billion, an increase of $6.5 billion, or 25.1 percent from the fourth quarter of fiscal 2019. Comparable sales for the fourth quarter of fiscal 2020 increased 24.5 percent, and comparable sales in the U.S. increased 25.0 percent.

Net earnings for the fourth quarter of fiscal 2020 were $2.9 billion, or $2.65 per diluted share, compared with net earnings of $2.5 billion, or $2.28 per diluted share, in the same period of fiscal 2019. For the fourth quarter of fiscal 2020, diluted earnings per share increased 16.2 percent from the same period in the prior year. Net earnings for the fourth quarter and the fiscal year were negatively impacted by non-recurring, pre-tax expenses related to the completion of the acquisition of HD Supply Holdings, Inc. on December 24, 2020, which totaled approximately $110 million, or $0.09 per diluted share.

Fiscal 2020

Sales for fiscal 2020 were $132.1 billion, an increase of $21.9 billion, or 19.9 percent, from fiscal 2019. Comparable sales for fiscal 2020 increased 19.7 percent, and comparable sales in the U.S. increased 20.6 percent.

Net earnings for fiscal 2020 were $12.9 billion, or $11.94 per diluted share, compared with net earnings of $11.2 billion, or $10.25 per diluted share in fiscal 2019. For fiscal year 2020, diluted earnings per share increased 16.5 percent versus the prior year.

“The team demonstrated ongoing flexibility to operate effectively in a very challenging environment and deliver record-breaking sales and earnings. Our ability to grow the business by over $21 billion in fiscal 2020 is a testament to both the investments we have made in the business as well as our associates’ unwavering commitment to our customers,” said Craig Menear, chairman and CEO. “We continue to lean into these investments because we believe they are critical in enabling market share growth in any economic environment. I am proud of the many ways our associates lived our values by serving our customers, communities and each other during these unquestionably challenging times, and I would like to thank them and our supplier partners for their extraordinary efforts.”

Fiscal 2021

Given the uncertainty related to the duration of the COVID-19 pandemic and its influence on the consumer, the Company believes it is limited in its ability to forecast demand for fiscal 2021. As a result, the Company is not providing guidance for fiscal 2021.

“We were pleased with our record financial performance in fiscal 2020. As we look ahead to fiscal 2021, while we are not able to predict how consumer spending will evolve, if the demand environment during the back half of fiscal 2020 were to persist through fiscal 2021, it would imply flat to slightly positive comparable sales growth and operating margin of at least 14 percent,” said Richard McPhail, executive vice president and CFO.

Dividend Declaration

The Company today announced that its board of directors approved an increase in its quarterly dividend by 10.0 percent to $1.65 per share, which equates to an annual dividend of $6.60.

The dividend is payable on March 25, 2021, to shareholders of record on the close of business on March 11, 2021. This is the 136th consecutive quarter the Company has paid a cash dividend.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the fourth quarter, the Company operated a total of 2,296 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs approximately 500,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the impact of the COVID-19 pandemic and the related recovery on our business, operations and financial results (which, among other things, may affect many of the items listed below); the demand for our products and services; net sales growth; comparable sales; effects of competition; our brand and reputation; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, suppliers and service providers; international trade disputes, natural disasters, public health issues (including pandemics and quarantines, related shut-downs and other governmental orders, and similar restrictions, as well as subsequent re-openings), and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products or services; continuation or suspension of share repurchases; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation, including compliance with related settlements; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes, including changes to tax laws and regulations; store openings and closures; guidance for fiscal 2021 and beyond; financial outlook; and the impact of acquired companies, including HD Supply, on our organization and the ability to recognize the anticipated benefits of those acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 2, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2020.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Fiscal Year Ended
in millions, except per share data	January 31, 2021	February 2, 2020	% Change	January 31, 2021	February 2, 2020	% Change
Net sales	$32,261	$25,782	25.1%	$132,110	$110,225	19.9%
Cost of sales	21,430	17,046	25.7	87,257	72,653	20.1
Gross profit	10,831	8,736	24.0	44,853	37,572	19.4
Operating expenses:
Selling, general and administrative	6,187	4,814	28.5	24,447	19,740	23.8
Depreciation and amortization	561	519	8.1	2,128	1,989	7.0
Total operating expenses	6,748	5,333	26.5	26,575	21,729	22.3
Operating income	4,083	3,403	20.0	18,278	15,843	15.4
Interest and other (income) expense:
Interest and investment income	(10)	(17)	(41.2)	(47)	(73)	(35.6)
Interest expense	337	309	9.1	1,347	1,201	12.2
Interest and other, net	327	292	12.0	1,300	1,128	15.2
Earnings before provision for income taxes	3,756	3,111	20.7	16,978	14,715	15.4
Provision for income taxes	899	630	42.7	4,112	3,473	18.4
Net earnings	$2,857	$2,481	15.2%	$12,866	$11,242	14.4%

Basic weighted average common shares	1,074	1,083	(0.8)%	1,074	1,093	(1.7)%
Basic earnings per share	$2.66	$2.29	16.2	$11.98	$10.29	16.4

Diluted weighted average common shares	1,078	1,088	(0.9)%	1,078	1,097	(1.7)%
Diluted earnings per share	$2.65	$2.28	16.2	$11.94	$10.25	16.5

	Three Months Ended			Fiscal Year Ended
Selected Sales Data (1)	January 31, 2021	February 2, 2020	% Change	January 31, 2021	February 2, 2020	% Change
Customer transactions (in millions)	416.8	369.6	12.8%	1,756.3	1,616.0	8.7%
Average ticket	$75.69	$68.29	10.8	$74.32	$67.30	10.4
Sales per retail square foot	$528.01	$425.70	24.0	$543.74	$454.82	19.6
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(1)Selected Sales Data does not include results for the legacy Interline Brands business, now operating as a part of The Home Depot Pro, or results for HD Supply Holdings, Inc.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	January 31, 2021	February 2, 2020
Assets
Current assets:
Cash and cash equivalents	$7,895	$2,133
Receivables, net	2,992	2,106
Merchandise inventories	16,627	14,531
Other current assets	963	1,040
Total current assets	28,477	19,810
Net property and equipment	24,705	22,770
Operating lease right-of-use assets	5,962	5,595
Goodwill	7,126	2,254
Other assets	4,311	807
Total assets	$70,581	$51,236

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$—	$974
Accounts payable	11,606	7,787
Accrued salaries and related expenses	2,463	1,494
Current installments of long-term debt	1,416	1,839
Current operating lease liabilities	828	828
Other current liabilities	6,853	5,453
Total current liabilities	23,166	18,375
Long-term debt, excluding current installments	35,822	28,670
Long-term operating lease liabilities	5,356	5,066
Other liabilities	2,938	2,241
Total liabilities	67,282	54,352
Total stockholders’ equity (deficit)	3,299	(3,116)
Total liabilities and stockholders’ equity	$70,581	$51,236

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended
in millions	January 31, 2021	February 2, 2020
Cash Flows from Operating Activities:
Net earnings	$12,866	$11,242
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	2,519	2,296
Stock-based compensation expense	310	251
Changes in working capital	3,592	(488)
Changes in deferred income taxes	(569)	202
Other operating activities	121	184
Net cash provided by operating activities	18,839	13,687

Cash Flows from Investing Activities:
Capital expenditures	(2,463)	(2,678)
Payments for business acquired, net	(7,780)	—
Other investing activities	73	25
Net cash used in investing activities	(10,170)	(2,653)

Cash Flows from Financing Activities:
Repayments of short-term debt, net	(974)	(365)
Proceeds from long-term debt, net of discounts and premiums	7,933	3,420
Repayments of long-term debt	(2,872)	(1,070)
Repurchases of common stock	(791)	(6,965)
Proceeds from sales of common stock	326	280
Cash dividends	(6,451)	(5,958)
Other financing activities	(154)	(140)
Net cash used in financing activities	(2,983)	(10,798)
Change in cash and cash equivalents	5,686	236
Effect of exchange rate changes on cash and cash equivalents	76	119
Cash and cash equivalents at beginning of year	2,133	1,778
Cash and cash equivalents at end of year	$7,895	$2,133
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Note: Effective February 3, 2020, we reclassified cash flows relating to book overdrafts from financing to operating activities for all periods presented on the Condensed Consolidated Statements of Cash Flows. The amounts of these reclassifications were not material.